AVATAR

FOR IMMEDIATE RELEASE

Contact:
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR?S BOARD AMENDS AUTHORIZATION TO REPURCHASE SECURITIES

Coral Gables, FL, July 1, 2005? Avatar Holdings Inc. (NASDAQ — AVTR) announced that its Board of Directors, at its meeting of June 29, amended its March 2003 repurchase authorization to include its 4.50% Convertible Senior Notes in addition to shares of its Common Stock. The Company may expend up to approximately $16.3 million, the balance of the $30 million authorized in March 2003, to effect purchases from time to time in the open market, through privately negotiated transactions or otherwise, depending on market and business conditions and other factors.

As of the close of business on June 30, 2005, there were 8,058,129 shares of Avatar Common Stock and $120,000,000 principal amount of 4.50% Notes outstanding. Shares purchased by Avatar will be maintained as treasury stock.

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